Exhibit 99.1

TimkenSteel Announces Second-Quarter 2022 Results

•
Net sales of $415.7 million reflects continued strength in customer demand, higher base prices and an increase in raw material surcharges
•
Net income of $74.5 million with record adjusted EBITDA(1) of $84.2 million
•
Strong operating cash flow of $50.7 million

CANTON, Ohio: August 4, 2022 – TimkenSteel (NYSE: TMST), a leader in high-quality specialty steel, manufactured components, and supply chain solutions, today reported second-quarter 2022 net sales of $415.7 million and net income of $74.5 million, or $1.42 per diluted share. On an adjusted basis(1), second-quarter 2022 net income was $67.4 million, or $1.29 per diluted share, and adjusted EBITDA was a record $84.2 million.

This compares with the company's sequential first-quarter 2022 net sales of $352.0 million and net income of $37.1 million, or $0.70 per diluted share. On an adjusted basis(1), first-quarter 2022 net income was $48.6 million, or $0.92 per diluted share, and adjusted EBITDA was $65.3 million.

In the same quarter last year, net sales were $327.3 million with net income of $54.0 million, or $0.98 per diluted share. On an adjusted basis(1), second-quarter 2021 net income was $52.5 million, or $0.96 per diluted share, and adjusted EBITDA was $71.0 million.

“I am pleased that the markets we serve remain strong and we have achieved record adjusted EBITDA in the second quarter. We are seeing our commercial strategy drive margin expansion, supported by product mix improvements and increased base pricing across all end markets,” said Mike Williams, president and chief executive officer. “Our business development efforts are focused on high value end markets, and we continue to drive greater market diversification to achieve an optimized product portfolio. As an organization, we are aligned on our objective to create profitable and sustainable growth through all business cycles while effectively serving the needs of our customers.”

SECOND-QUARTER 2022 FINANCIAL SUMMARY

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Net sales of $415.7 million increased 18 percent compared with $352.0 million in the first quarter of 2022. The increase in net sales was primarily driven by an increase in average raw material surcharge per ton as a result of higher scrap and alloy prices, as well as higher ship tons and base sales prices. Compared with the prior-year second quarter, net sales increased 27 percent primarily driven by an increase in average raw material surcharge per ton as a result of higher scrap and alloy prices, as well as higher base sales prices.
•
Ship tons of 208,900 increased 12,500 tons sequentially, or 6 percent, consistent with expectations and driven by higher industrial and energy shipments. Compared with the prior-year second quarter, ship tons decreased 2 percent with decreases in industrial and mobile partially offset by higher energy demand.
•
Manufacturing costs increased sequentially by $13.0 million primarily driven by higher maintenance and variable compensation expense. Melt utilization was 84 percent in the second quarter of 2022, an improvement from the first quarter and consistent with the prior-year second quarter. Compared with the prior-year second quarter, manufacturing costs increased $25.9 million primarily driven by inflation and an increase in maintenance costs.
•
SG&A expense was $21.7 million, a $3.2 million sequential increase primarily driven by higher variable compensation expense and professional fees associated with an ongoing information technology transformation project. Compared with the prior-year second quarter, SG&A expense was relatively flat.
(1)
Please see discussion of non-GAAP financial measures in this news release.

CASH, LIQUIDITY AND REPURCHASE ACTIVITY

As of June 30, 2022, the company’s cash and cash equivalents balance was $238.5 million. In the second quarter of 2022, operating cash flow was $50.7 million driven by profitability, partially offset by a use of cash for working capital purposes. Total liquidity(2) was $558.7 million as of June 30, 2022.

In the second quarter, the company repurchased $15.2 million aggregate principal amount of its convertible notes at a cash cost of $40.8 million. As of June 30, 2022, the outstanding principal balance of convertible notes was $20.8 million, less than half the original issuance amount, and the associated remaining diluted shares outstanding were 2.7 million diluted shares.

Additionally, during the second quarter, the company repurchased approximately 438,000 common shares in the open market at an aggregate cost of $9.3 million. In July, the company repurchased approximately 187,000 common shares in the open market at an aggregate cost of $3.3 million. As of July 31, 2022, the company had $34.0 million remaining under its previously approved $50.0 million share repurchase program.

2022 OUTLOOK

The company expects adjusted EBITDA to remain strong in the third quarter with steady customer demand. Third quarter adjusted EBITDA is anticipated to be lower than the second quarter primarily driven by a market decline in scrap prices, which is expected to reduce surcharge revenue per ton, as well as the impacts from a recent operational disruption, which we estimate will result in melt shop downtime through mid-August.

From a cash perspective, operating cash flow is anticipated to be positive in the third quarter driven by anticipated profitability and continued disciplined working capital management. Additionally, full year 2022 capital expenditures are expected to be approximately $35 million.

TIMKENSTEEL EARNINGS WEBCAST INFORMATION

TimkenSteel will provide live Internet listening access to its conference call with the financial community scheduled for Friday, August 5, 2022, at 9:00 a.m. ET. The live conference call will be broadcast at investors.timkensteel.com. A replay of the conference call will also be available at investors.timkensteel.com.

ABOUT TIMKENSTEEL CORPORATION

TimkenSteel (NYSE: TMST) manufactures high-performance carbon and alloy steel products from recycled scrap metal in Canton, OH, serving demanding applications in mobile, energy and a variety of industrial end markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and manufactured components. In the business of making high-quality steel for more than 100 years, TimkenSteel's proven expertise contributes to the performance of our customers' products. The company employs approximately 1,800 people and had sales of $1.3 billion in 2021. For more information, please visit us at www.timkensteel.com.

(2)
The company defines total liquidity as available borrowing capacity plus cash and cash equivalents.

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Investor contact:

Jennifer Beeman

P 330.471.7760

ir@timkensteel.com

NON-GAAP FINANCIAL MEASURES

TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted earnings (loss) per share, adjusted net income (loss), EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, free cash flow and base sales. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results. See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.

FORWARD-LOOKING STATEMENTS

This news release includes "forward-looking" statements within the meaning of the federal securities laws. You can generally identify the company's forward-looking statements by words such as "will," "anticipate," "aspire," "believe," "could," "estimate," "expect," "forecast," "outlook," "intend," "may," "plan," "possible," "potential," "predict," "project," "seek," "target," "should," "would," "strategy," or "strategic direction" or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: the potential impact of the COVID-19 pandemic on the company's operations and financial results, including cash flows and liquidity; whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the impact of the Russia-Ukraine conflict on the global economy, sourcing of raw materials, and commodity prices; climate-related risks, including environmental and severe weather caused by climate changes, and legislative and regulatory initiatives addressing global climate change or other environmental concerns; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand including but not limited to changes in customer operating schedules due to supply chain constraints, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company's products are sold or distributed; changes in operating costs, including the effect of changes in the company's manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company's ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company's operating plans, announced programs, initiatives and capital investments, and the company's ability to maintain appropriate relations with the union that represents its associates in certain locations in order to avoid disruptions of business; unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, employment matters, and environmental issues and taxes, among other matters; cyber-related risks, including information technology system failures, interruptions and security breaches; the company's ability to achieve its environmental, social, and governance ("ESG") goals, including its 2030 ESG goals; the availability of financing and interest rates, which affect the company's cost of funds and/or ability to raise capital, including the ability of the company to refinance or repay at maturity the convertible notes due December 1, 2025; the company's pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company's products or equipment that contain its products; the overall impact of pension and other postretirement benefit mark-to-market accounting; the effects of the conditional conversion feature of the convertible notes due December 1, 2025, which, if triggered, entitles holders to convert the notes at any time during specified periods at their option and therefore could result in potential dilution if the holder elects to convert and the company elects to satisfy a portion or all of the conversion obligation by delivering common shares instead of cash; and the impacts from any repurchases of our common shares, including the timing and amount of any repurchases. Further, this news release represents our current policy and intent and is not intended to create legal rights or obligations. Certain standards of measurement and performance contained in this news release are developing and based on assumptions, and no assurance can be given that any plan, objective, initiative, projection, goal, mission, commitment, expectation, or prospect set forth in this news release can or will be achieved. Inclusion of information in this news release is not an indication that the subject or information is material to our business or operating results.

Additional risks relating to the company's business, the industries in which the company operates, or the company's common shares may be described from time to time in the company's filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company's control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data) (Unaudited)	2022	2021	2022	2021
Net sales	$415.7	$327.3	$767.7	$600.9
Cost of products sold	334.3	260.1	626.3	503.0
Gross Profit	81.4	67.2	141.4	97.9
Selling, general & administrative expenses (SG&A)	21.7	21.0	40.2	40.5
Restructuring charges	0.4	1.0	0.8	1.6
Loss (gain) on sale or disposal of assets, net	0.5	0.4	0.6	0.4
Impairment charges	—	—	—	8.2
Loss on extinguishment of debt	26.0	—	43.0	—
Other (income) expense, net	(43.8)	(12.3)	(59.0)	(21.7)
Earnings (Loss) Before Interest and Taxes (EBIT)(1)	76.6	57.1	115.8	68.9
Interest expense, net	0.6	1.7	1.8	3.5
Income (Loss) Before Income Taxes	76.0	55.4	114.0	65.4
Provision (benefit) for income taxes	1.5	1.4	2.4	1.6
Net Income (Loss)	$74.5	$54.0	$111.6	$63.8

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$1.60	$1.18	$2.40	$1.40
Diluted earnings (loss) per share(2, 3)	$1.42	$0.98	$2.12	$1.19

Weighted average shares outstanding - basic	46.6	45.9	46.5	45.6
Weighted average shares outstanding - diluted(2, 3)	52.8	56.1	53.3	55.8

(1) EBIT is defined as net income (loss) before interest expense, net and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the company's performance.

(2) For the three and six months ended June 30, 2022, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (4.0 million shares and 4.6 million shares, respectively) and common share equivalents for shares issuable for equity-based awards (2.2 million shares for both respective periods) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.5 million and $1.2 million for the three and six months ended June 30, 2022, respectively, of convertible notes interest expense (including amortization of convertible notes issuance costs).

(3) For the three and six months ended June 30, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (8.3 million shares and 8.6 million shares, respectively) and common share equivalents for shares issuable for equity-based awards (1.9 million shares and 1.6 million shares, respectively) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the Company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $1.2 million and $2.5 million for the three and six months ended June 30, 2021, respectively, of convertible notes interest expense (including amortization of convertible notes issuance costs).

CONSOLIDATED BALANCE SHEETS

(Dollars in millions) (Unaudited)	June 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$238.5	$259.6
Accounts receivable, net of allowances	159.9	100.5
Inventories, net	261.8	210.9
Deferred charges and prepaid expenses	3.4	3.9
Assets held for sale	4.3	4.3
Other current assets	1.7	3.1
Total Current Assets	669.6	582.3

Property, plant and equipment, net	489.7	510.2
Operating lease right-of-use assets	13.2	14.5
Pension assets	37.2	43.1
Intangible assets, net	5.8	6.7
Other non-current assets	1.8	2.1
Total Assets	$1,217.3	$1,158.9

LIABILITIES
Accounts payable	$187.5	$141.9
Salaries, wages and benefits	30.5	37.9
Accrued pension and postretirement costs	2.6	4.3
Current operating lease liabilities	5.8	5.7
Current convertible notes, net	20.4	44.9
Other current liabilities	13.2	16.1
Total Current Liabilities	260.0	250.8

Credit agreement	—	—
Non-current operating lease liabilities	7.4	8.8
Accrued pension and postretirement costs	169.8	223.0
Deferred income taxes	2.0	2.2
Other non-current liabilities	9.2	9.5
Total Liabilities	448.4	494.3
SHAREHOLDERS' EQUITY
Additional paid-in capital	843.9	832.1
Retained deficit	(76.6)	(188.2)
Treasury shares	(14.1)	—
Accumulated other comprehensive income (loss)	15.7	20.7
Total Shareholders' Equity	768.9	664.6
Total Liabilities and Shareholders' Equity	$1,217.3	$1,158.9

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
CASH PROVIDED (USED)
Operating Activities
Net income (loss)	$74.5	$54.0	$111.6	$63.8
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	14.7	15.4	29.3	33.0
Amortization of deferred financing fees	0.2	0.2	0.4	0.5
Loss on extinguishment of debt	26.0	—	43.0	—
Loss (gain) on sale or disposal of assets, net	0.5	0.4	0.6	0.4
Impairment charges	—	—	—	8.2
Deferred income taxes	(0.1)	(0.1)	(0.2)	(0.1)
Stock-based compensation expense	2.2	1.8	4.3	3.6
Pension and postretirement expense (benefit), net	(39.1)	(5.2)	(49.8)	(9.9)
Changes in operating assets and liabilities:
Accounts receivable, net	(25.0)	(25.0)	(59.4)	(58.0)
Inventories, net	(31.8)	(7.5)	(50.8)	(35.7)
Accounts payable	18.7	(8.1)	47.0	40.0
Other accrued expenses	9.6	7.7	(10.5)	5.3
Pension and postretirement contributions and payments	(0.3)	(0.4)	(4.0)	(2.0)
Deferred charges and prepaid expenses	0.2	1.6	0.5	1.9
Other, net	0.4	4.4	2.0	1.4
Net Cash Provided (Used) by Operating Activities	50.7	39.2	64.0	52.4
Investing Activities
Capital expenditures	(3.5)	(1.5)	(10.0)	(3.8)
Proceeds from disposals of property, plant and equipment	0.1	—	0.1	—
Net Cash Provided (Used) by Investing Activities	(3.4)	(1.5)	(9.9)	(3.8)
Financing Activities
Purchase of treasury shares	(9.3)	—	(12.7)	—
Proceeds from exercise of stock options	1.5	0.7	7.8	3.2
Shares surrendered for employee taxes on stock compensation	(0.1)	—	(1.7)	(0.5)
Repayments on convertible notes	(40.8)	(38.9)	(67.6)	(38.9)
Net Cash Provided (Used) by Financing Activities	(48.7)	(38.2)	(74.2)	(36.2)
Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	(1.4)	(0.5)	(20.1)	12.4
Cash, cash equivalents, and restricted cash at beginning of period	240.9	115.7	259.6	102.8
Cash, Cash Equivalents, and Restricted Cash at End of Period	$239.5	$115.2	$239.5	$115.2

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows:

Cash and cash equivalents	$238.5	$115.2	$238.5	$115.2
Restricted cash reported in other current assets	1.0	—	1.0	—
Total cash, cash equivalents, and restricted cash shown in the Consolidated Statements of Cash Flows	$239.5	$115.2	$239.5	$115.2

Reconciliation of Free Cash Flow(1) to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions) (Unaudited)	2022	2021	2022	2021
Net Cash Provided (Used) by Operating Activities	$50.7	$39.2	$64.0	$52.4
Less: Capital expenditures	(3.5)	(1.5)	(10.0)	(3.8)
Free Cash Flow(1)	$47.2	$37.7	$54.0	$48.6

(1) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(3) to GAAP diluted earnings (loss) per share for the three months ended June 30, 2022, June 30, 2021, and March 31, 2022

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

Three months ended June 30, 2022
(Dollars in millions) (Unaudited)	Net income (loss)	SG&A	Restructuring charges	Loss (gain) on sale or disposal of assets, net	Loss on extinguishment of debt	Other expense (income), net	Diluted earnings (loss) per share(1)
As reported	$74.5	$21.7	$0.4	$0.5	$26.0	$(43.8)	$1.42
Adjustments:(3)
Restructuring charges	0.4	—	(0.4)	—	—	—	0.01
Loss on sale or disposal of assets, net(6)	0.5	—	—	(0.5)	—	—	0.01
Loss on extinguishment of debt	26.0	—	—	—	(26.0)	—	0.49
Gain from remeasurement of benefit plans	(35.5)	—	—	—	—	35.5	(0.67)
Business transformation costs(2)	0.2	(0.2)	—	—	—	—	0.00
IT transformation costs(7)	1.3	(1.3)	—	—	—	—	0.03
As adjusted	$67.4	$20.2	$—	$—	$—	$(8.3)	$1.29

Three months ended June 30, 2021
(Dollars in millions) (Unaudited)	Net income (loss)	SG&A	Restructuring charges	Other expense (income), net	Diluted earnings (loss) per share(4)
As reported	$54.0	$21.0	$1.0	$(12.3)	$0.98
Adjustments:(3)
Restructuring charges	1.0	—	(1.0)	—	0.02
Gain from remeasurement of benefit plans	(0.7)	—	—	0.7	(0.01)
Business transformation costs(2)	0.2	(0.2)	—	—	0.00
Sales and use tax refund	(2.5)	—	—	2.5	(0.04)
Executive severance and transition costs	0.5	(0.5)	—	—	0.01
As adjusted	$52.5	$20.3	$—	$(9.1)	$0.96

Three months ended March 31, 2022
(Dollars in millions) (Unaudited)	Net income (loss)	SG&A	Restructuring charges	Loss (gain) on sale or disposal of assets, net	Loss on extinguishment of debt	Other expense (income), net	Diluted earnings (loss) per share(5)
As reported	$37.1	$18.5	$0.4	$0.1	$17.0	$(15.2)	$0.70
Adjustments:(3)
Restructuring charges	0.4	—	(0.4)	—	—	—	0.01
Loss on sale or disposal of assets(6)	0.1	—	—	(0.1)	—	—	0.00
Loss on extinguishment of debt	17.0	—	—	—	(17.0)	—	0.32
Gain from remeasurement of benefit plans	(6.5)	—	—	—	—	6.5	(0.12)
Business transformation costs(2)	0.5	(0.5)	—	—	—	—	0.01
As adjusted	$48.6	$18.0	$—	$—	$—	$(8.7)	$0.92

(1) For the three months ended June 30, 2022, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (4.0 million shares) and common share equivalents for shares issuable for equity-based awards (2.2 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended June 30, 2022 was 52.8 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.5 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(2) Business transformation costs consist of items that are non-routine in nature. These costs are primarily related to professional service fees associated with organizational changes.

(3) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table. Other adjusted items referred to in the foregoing tables are also defined as the applicable item excluding any adjustments listed in the foregoing tables with respect to such item.

(4) For the three months ended June 30, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (8.3 million shares) and common share equivalents for shares issuable for equity-based awards (1.9 million shares) were included in the computation of adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended June 30, 2021 was 56.1 million shares. For the convertible notes, the Company utilizes the if-converted method to calculated diluted earnings (loss) per share. As such, net income was adjusted to add back $1.2 million of convertible debt interest expense (including amortization of convertible notes issuance costs).

(5) For the three months ended March 31, 2022, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (5.2 million shares) and common share equivalents for shares issuable for equity-based awards (2.2 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended March 31, 2022 was 53.8 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.7 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(6) For the three months ended June 30, 2022 and March 31, 2022, loss on sale or disposal of assets, net, primarily consisted of write-offs of aged assets removed from service.

(7) For the three months ended June 30, 2022, IT transformation costs were primarily related to professional service fees not eligible for capitalization that are associated specifically with an information technology application simplification and modernization project.

Reconciliation of adjusted net income (loss)(3) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(3) to GAAP diluted earnings (loss) per share for the six months ended June 30, 2022 and June 30, 2021

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

Six months ended June 30, 2022
(Dollars in millions) (Unaudited)	Net income (loss)	SG&A	Restructuring charges	Loss (gain) on sale or disposal of assets, net	Loss on extinguishment of debt	Other expense (income), net	Diluted earnings (loss) per share(1)
As reported	$111.6	$40.2	$0.8	$0.6	$43.0	$(59.0)	$2.12
Adjustments:(3)
Restructuring charges	0.8	—	(0.8)	—	—	—	0.02
Loss on sale or disposal of assets, net(5)	0.6	—	—	(0.6)	—	—	0.01
Loss on extinguishment of debt	43.0	—	—	—	(43.0)	—	0.81
Gain from remeasurement of benefit plans	(42.0)	—	—	—	—	42.0	(0.79)
Business transformation costs(2)	0.7	(0.7)	—	—	—	—	0.01
IT transformation costs(6)	1.3	(1.3)	—	—	—	—	0.02
As adjusted	$116.0	$38.2	$—	$—	$—	$(17.0)	$2.20

Six months ended June 30, 2021
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	SG&A	Restructuring charges	Impairment charges	Other expense (income), net	Diluted earnings (loss) per share(4)
As reported	$63.8	$503.0	$40.5	$1.6	$8.2	$(21.7)	$1.19
Adjustments:(3)
Restructuring charges	1.6	—	—	(1.6)	—	—	0.03
Accelerated depreciation and amortization	1.5	(1.5)	—	—	—	—	0.03
Gain from remeasurement of benefit plans	(0.5)	—	—	—	—	0.5	(0.01)
Write-down of supplies inventory	2.1	(2.1)	—	—	—	—	0.04
Business transformation costs(2)	0.5	—	(0.5)	—	—	—	0.01
TMS impairment charges	0.3	—	—	—	(0.3)	—	(0.00)
Sales and use tax refund	(2.5)	—	—	—	—	2.5	(0.05)
Executive severance and transition costs	0.5	—	(0.5)	—	—	—	0.01
Harrison melt impairment charges	7.9	—	—	—	(7.9)	—	0.14
As adjusted	$75.2	$499.4	$39.5	$—	$—	$(18.7)	$1.39

(1) For the six months ended June 30, 2022, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (4.6 million shares) and common share equivalents for shares issuable for equity-based awards (2.2 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the six months ended June 30, 2022 was 53.3 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $1.2 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(2) Business transformation costs consist of items that are non-routine in nature. These costs are primarily related to professional service fees associated with organizational changes.

(3) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table. Other adjusted items referred to in the foregoing tables are also defined as the applicable item excluding any adjustments listed in the foregoing tables with respect to such item.

(4) For the six months ended June 30, 2021, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (8.6 million shares) and common share equivalents for shares issuable for equity-based awards (1.6 million shares) were included in the computation of adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the six months ended June 30, 2021 was 55.8 million shares. For the convertible notes, the Company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $2.5 million of convertible debt interest expense (including amortization of debt issuance costs).

(5) For the six months ended June 30, 2022, loss on sale or disposal of assets, net, primarily consisted of write-offs of aged assets removed from service.

(6) For the six months ended June 30, 2022, IT transformation costs were primarily related to professional service fees not eligible for capitalization that are associated specifically with an information technology application simplification and modernization project.

Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT)(1), Adjusted EBIT(3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(2) and Adjusted EBITDA(4) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
(Dollars in millions) (Unaudited)	2022	2021	2022	2021	2022
Net income (loss)	$74.5	$54.0	$111.6	$63.8	$37.1

Provision (benefit) for income taxes	1.5	1.4	2.4	1.6	0.9
Interest expense, net	0.6	1.7	1.8	3.5	1.2
Earnings Before Interest and Taxes (EBIT) (1)	$76.6	$57.1	$115.8	$68.9	$39.2
EBIT Margin (1)	18.4%	17.4%	15.1%	11.5%	11.1%

Depreciation and amortization	14.7	15.4	29.3	33.0	14.6
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$91.3	$72.5	$145.1	$101.9	$53.8
EBITDA Margin (2)	22.0%	22.2%	18.9%	17.0%	15.3%
Adjustments:
Restructuring charges	(0.4)	(1.0)	(0.8)	(1.6)	(0.4)
Accelerated depreciation and amortization (EBIT only)	—	—	—	(1.5)	—
Gain from remeasurement of benefit plans	35.5	0.7	42.0	0.5	6.5
Loss on extinguishment of debt	(26.0)	—	(43.0)	—	(17.0)
Write-down of supplies inventory	—	—	—	(2.1)	—
Business transformation costs (5)	(0.2)	(0.2)	(0.7)	(0.5)	(0.5)
IT transformation costs (7)	(1.3)	—	(1.3)	—	—
Sales and use tax refund	—	2.5	—	2.5	—
Executive severance and transition costs	—	(0.5)	—	(0.5)	—
Loss on sale or disposal of assets, net (6)	(0.5)	—	(0.6)	—	(0.1)
Harrison melt impairment charges	—	—	—	(7.9)	—
TMS impairment charges	—	—	—	(0.3)	—
Adjusted EBIT (3)	$69.5	$55.6	$120.2	$80.3	$50.7
Adjusted EBIT Margin (3)	16.7%	17.0%	15.7%	13.4%	14.4%
Adjusted EBITDA (4)	$84.2	$71.0	$149.5	$111.8	$65.3
Adjusted EBITDA Margin (4)	20.3%	21.7%	19.5%	18.6%	18.6%

(1) EBIT is defined as net income (loss) before interest expense, net and income taxes. EBIT Margin is EBIT as a percentage of net sales.

(2) EBITDA is defined as net income (loss) before interest expense, net, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.

(3) Adjusted EBIT is defined as EBIT excluding, as applicable, adjustments listed in the table above. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(4) Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

(5) Business transformation costs consist of items that are non-routine in nature. These costs were primarily related to professional service fees associated with organizational changes.

(6) For the three and six months ended June 30, 2022, as well as the three months ended March 31, 2022, loss on sale or disposal of assets, net, primarily consisted of write-offs of aged assets removed from service.

(7) For the three and six months ended June 30, 2022, IT transformation costs were primarily related to professional service fees not eligible for capitalization that are associated specifically with an information technology application simplification and modernization project.

Reconciliation of Base Sales by end market sector to GAAP Net Sales by end-market sector:

The tables below present net sales by end-market sector, adjusted to exclude surcharges, which represents a financial measure that has not been determined in accordance with GAAP. We believe presenting net sales by end-market sector, both on a gross basis and on a per ton basis, adjusted to exclude raw material and natural gas surcharges, provides additional insight into key drivers of net sales such as base price and product mix. Due to the fact that the surcharge mechanism can introduce volatility to our net sales, net sales adjusted to exclude surcharges provides management and investors clarity of our core pricing and results. Presenting net sales by end-market sector, adjusted to exclude surcharges including on a per ton basis, allows management and investors to better analyze key market indicators and trends and allows for enhanced comparison between our end-market sectors.

End-Market Sector Sales Data

(Dollars in millions, tons in thousands)
	Three Months Ended June 30, 2022
	Mobile	Industrial	Energy	Other	Total
Tons	85.4	102.1	21.4	—	208.9

Net Sales	$152.9	$208.2	$46.3	$8.3	$415.7
Less: Surcharges	55.2	80.0	17.0	—	152.2
Base Sales	$97.7	$128.2	$29.3	$8.3	$263.5

Net Sales / Ton	$1,790	$2,039	$2,164	$—	$1,990
Surcharges / Ton	$646	$783	$795	$—	$729
Base Sales / Ton	$1,144	$1,256	$1,369	$—	$1,261

	Three Months Ended June 30, 2021
	Mobile	Industrial	Energy	Other	Total
Tons	93.6	111.9	8.7	—	214.2

Net Sales	$132.9	$173.6	$13.2	$7.6	$327.3
Less: Surcharges	41.7	57.6	4.6	—	103.9
Base Sales	$91.2	$116.0	$8.6	$7.6	$223.4

Net Sales / Ton	$1,420	$1,551	$1,517	$—	$1,528
Surcharges / Ton	$446	$514	$528	$—	$485
Base Sales / Ton	$974	$1,037	$989	$—	$1,043

(Dollars in millions, tons in thousands)
	Six Months Ended June 30, 2022
	Mobile	Industrial	Energy	Other	Total
Tons	174.3	197.0	34.0	—	405.3

Net Sales	$297.0	$383.2	$71.3	$16.2	$767.7
Less: Surcharges	100.9	134.9	25.0	—	260.8
Base Sales	$196.1	$248.3	$46.3	$16.2	$506.9

Net Sales / Ton	$1,704	$1,945	$2,097	$—	$1,894
Surcharges /Ton	$579	$685	$735	$—	$643
Base Sales / Ton	$1,125	$1,260	$1,362	$—	$1,251

	Six Months Ended June 30, 2021
	Mobile	Industrial	Energy	Other	Total
Tons	197.1	196.3	14.2	—	407.6

Net Sales	$266.5	$298.3	$20.9	$15.2	$600.9
Less: Surcharges	74.5	90.3	6.7	—	171.5
Base Sales	$192.0	$208.0	$14.2	$15.2	$429.4

Net Sales / Ton	$1,352	$1,520	$1,472	$—	$1,474
Surcharges / Ton	$378	$460	$472	$—	$421
Base Sales / Ton	$974	$1,060	$1,000	$—	$1,053

Calculation of Total Liquidity(1):

This calculation is provided as additional relevant information about the company's financial position.

(Dollars in millions) (Unaudited)	June 30, 2022	March 31, 2022	December 31, 2021
Cash and cash equivalents	$238.5	$239.9	$259.6

Credit Agreement:
Maximum availability	$400.0	$400.0	$400.0
Suppressed availability(2)	(74.3)	(111.7)	(143.5)
Availability	325.7	288.3	256.5
Credit facility amount borrowed	—	—	—
Letter of credit obligations	(5.5)	(5.4)	(5.4)
Availability not borrowed	$320.2	$282.9	$251.1

Total liquidity(1)	$558.7	$522.8	$510.7

(1) Total Liquidity is defined as available borrowing capacity plus cash and cash equivalents.

(2) As of June 30, 2022, March 31, 2022 and December 31, 2021, TimkenSteel had less than $400 million in collateral assets to borrow against.

ADJUSTED EBITDA(1) WALKS
(Dollars in millions) (Unaudited)	2021 2Q vs. 2022 2Q	2022 1Q vs. 2022 2Q
Beginning Adjusted EBITDA(1)	$71	$65
Volume	—	2
Price/Mix	42	9
Raw Material Spread	1	23
Manufacturing	(26)	(13)
Inventory Reserve	(4)	—
SG&A	—	(2)
Ending Adjusted EBITDA(1)	$84	$84

(1) Please refer to the Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT), Adjusted EBIT, Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to GAAP Net Income (Loss).